Exhibit 23.3

CONSENT OF SCOTT PETSEL

I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical information included in the “Arctic Project – Current Activities” and the “Bornite Project – Current Activities” sections, and the disclosure regarding land size and the number of claims for the Ambler lands, in NovaCopper Inc.’s Annual Report on Form 10-K for the year ended November 30, 2014.

I also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-3 (No. 333-185127) and Registration Statements on Form S-8 (No. 333-188950 and No. 333-181020), of references to my name and to the use of the technical information included in the Annual Report on Form 10-K as described above.

DATED: February 5, 2015

/s/ Scott Petsel
Name: Scott Petsel